AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated September 1, 1998, by and among X-CEED, INC., a Delaware corporation ("X-ceed"), X-CEED MERGER INC., a Delaware corporation ("X-ceed Sub"), MERCURY SEVEN, INC., a Delaware corporation ("Mercury"), and KEVIN LABICK, ROBERT RISSE, ALAN GINSBERG and MARA LIPACIS (each, a "Shareholder" and collectively, the "Shareholders").

                                            W I T N E S S E T H:

                  WHEREAS, X-ceed owns beneficially and of record all of the issued and outstanding shares of capital stock of X-ceed Sub; and

                  WHEREAS, the Shareholders own beneficially and of record all of the issued and outstanding shares of capital stock Mercury; and

                  WHEREAS, Mercury desires to merge with and into X-ceed Sub, and X-ceed and X-ceed Sub desire to have Mercury merge with and into X-ceed Sub, with X-ceed Sub being the surviving corporation, in consideration of the issuance by X-ceed of shares of its common stock and payment by X-ceed of certain cash consideration in exchange for all of the shares of common stock of Mercury outstanding at the effective time of the merger; and

                  WHEREAS, for federal income tax purposes it is intended that the foregoing merger transaction shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), all upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware, as the same may be amended from time to time (the "GCL").

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       THE MERGER

         (a) Merger; Surviving Corporation. In accordance with the provisions of this Agreement and the GCL, at the Effective Time (as defined in Section 1(e) hereof), Mercury shall be merged with and into X-ceed Sub (the "Merger"), and X-ceed Sub shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware, under the name Mercury Seven, Inc. At the Effective Time, the separate existence of Mercury shall cease. All properties, franchises and rights belonging to Mercury and X-ceed Sub, by virtue of the Merger and without further act or deed, shall be vested in the Surviving Corporation, which shall be responsible for all the liabilities and obligations of each of X-ceed Sub and Mercury, subject to, with respect to the liabilities and obligations of Mercury, the provisions of Sections 2(c) and 8(a) of this Agreement. The Merger will otherwise also have the effects set forth in Section 259 of the GCL.

                  It  is   intended   that  the  Merger   shall   constitute   a
reorganization within the meaning of Section 368 of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

         (b) Certificate of Incorporation. The Certificate of Incorporation of X-ceed Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until altered or amended as provided by law or by such Certificate of Incorporation.

         (c) By-laws. The By-laws of X-ceed Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided by law, by the Certificate of Incorporation of the Surviving Corporation or by such Bylaws.

         (d) Directors and Officers. Mercury shall cause the directors of Mercury to tender their resignations as directors, effective as of the Effective Time, and X-ceed, as the sole stockholder of the Surviving Corporation, shall designate and elect, as of the Effective Time, a new Board of Directors of the Surviving Corporation, which shall consist of the individuals identified on
Schedule 1(d). From and after the Effective Time, the Board of Directors of the Surviving Corporation shall be composed of two members designated by the pre-Merger Mercury Board of Directors and one member designated by the X-ceed Board of Directors. Commencing at the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth on Schedule 1(d). Each of the directors and officers of the Surviving Corporation shall hold their respective offices in accordance with the By-laws of the Surviving Corporation.

         (e) Effective Time. The Merger shall become effective at the time of filing of a certificate of merger in the form attached as Exhibit A to this Agreement with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the GCL (the "Certificate of Merger"). The Certificate of Merger shall be filed immediately after fulfillment of the conditions set forth in Sections 6 and 7 hereof. The date and time when the Merger shall become effective are referred to herein as the "Effective Time."

         (f)      Conversion of Securities.

                  (1) Each holder of a share of Common Stock, par value $.01 per share, of Mercury ("Mercury Common Stock") issued and outstanding immediately prior to the Effective Time (except for shares of Mercury Common Stock then held in the treasury of Mercury, which shares shall be canceled, and, if appraisal rights are available under the GCL, other than shares of Mercury Common Stock as to which a demand for appraisal shall have been duly perfected in accordance with the GCL) shall, by virtue of the Merger and without any action on the part of such holder upon payment of the Cash Consideration (as hereinafter defined) in the amount and to the holders of the Mercury Common Stock as set forth on
Schedule 1(f)(1)(i), receive that number of shares of Common Stock, par value $.01 per share, of X-ceed ("X-ceed Common Shares") equal to the Stock Consideration (as hereinafter defined) multiplied by the Stock Consideration percentage of such holder as reflected on Schedule 1(f)(1)(ii).

                  (2) "Stock Consideration" shall mean 1,073,333 of X-ceed Common Shares (the "Stock Consideration"). "Cash Consideration" shall mean cash in an aggregate amount equal to one million five hundred thousand ($1,500,000) dollars.

                  (3) Each issued and outstanding share of Common Stock of X-ceed Sub ("X-ceed Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each certificate evidencing ownership of X-ceed Sub Common Stock shall continue to evidence ownership of the same number of shares of the same class of capital stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing X-ceed Sub Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Common Stock of the Surviving Corporation into which such X-ceed Sub Common Stock shall have been converted.

                  (4) As of the Effective Time, the holders of certificates representing shares of Mercury Common Stock shall cease to have any rights as stockholders of Mercury, except such rights, if any, as they may have pursuant to the GCL, and, except as otherwise expressly set forth herein, their sole right shall be the right to receive X-ceed Common Shares and the Cash Consideration in accordance with the provisions of this Agreement.

         (g) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, but subject to the availability of appraisal rights under Section 262 of the GCL, shares of Mercury Common Stock issued and outstanding immediately prior to the Effective Time and held by stockholders who have not voted such shares in favor of the approval and adoption of the Merger and who shall have delivered a written demand for appraisal of such shares in the manner (including the time of delivery) provided in Section 262 of the GCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 1(f) of this Agreement, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the GCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the GCL, whether before or after the Effective Time, such holder's shares of Mercury Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the consideration provided for in Section 1(f) hereof, without any interest thereon. Each holder of Dissenting Shares who becomes entitled pursuant to the provisions of the GCL to payment of the appraised value of such Dissenting Shares shall receive payment therefor from the Surviving Corporation promptly after the value thereof shall have been agreed upon or finally determined pursuant to the provisions of the GCL.

         (h) Surrender and Payment. X-ceed shall, at the Effective Time and upon surrender of a Mercury Certificate (hereinafter defined), deliver to each holder of record of one or more certificates representing Mercury Common Stock
(collectively, the "Mercury Certificates") that has been converted into X-ceed Common Shares as set forth in Section 1(f), (1) a certificate or certificates representing the number of X-ceed Common Shares into which the shares represented by the Mercury Certificate so surrendered shall have been converted as provided in Section 1(f), and (2) cash in an amount equal to the Per Share Cash Consideration multiplied by the number of shares of Mercury Common Stock represented by such Mercury Certificate, by certified or bank check payable to the order of the holder of such Mercury Certificate (or his or her designee) or by wire transfer of immediately available funds to a deposit account designated by such holder. If any X-ceed Common Shares are to be issued in a name other than that in which a Mercury Certificate so surrendered is then registered, it shall be a condition of such exchange that the Mercury Certificate surrendered be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer in the reasonable judgment of X-ceed and its counsel. From and after the Effective Time, until so surrendered, each Mercury Certificate shall be deemed for all corporate purposes, except as set forth below, to evidence the number of X-ceed Common Shares into which the Mercury Common Stock represented by such Mercury Certificate shall have been converted. Unless and until any Mercury Certificate shall be so surrendered, the holder of such Mercury Certificate shall have no right to vote or to receive any dividends or other distributions made to holders of record of X-ceed Common Shares after the Effective Time. Upon surrender of a Mercury Certificate, the holder of record thereof shall receive, together with certificates representing X-ceed Common Shares to which he shall be entitled in accordance with Section 1(f), all dividends and other distributions which shall have theretofore been paid or made to holders of record of X-ceed Common Shares after the Effective Time with respect to such shares. X-ceed shall be authorized to deliver certificates for X-ceed Common Shares attributable to any Mercury Certificate theretofore issued which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares of Mercury Common Stock formerly represented thereby and of appropriate indemnification of X-ceed. Schedule A annexed hereto sets forth each holder of record of Mercury Common Stock, the number of shares of Mercury Common Stock owned by such holder, and the Mercury Certificate(s) representing the shares of Mercury Common Stock owned by such holder.

         (i) Fractional Shares. No fractional shares shall be issued by X-ceed in the Merger. Each fractional interest in an X-ceed Common Share which would otherwise be issued as a result of the Merger shall be rounded to the nearest whole X-ceed Common Share.

         (j) No Further Transfers. At the Effective Time, the stock transfer books of Mercury shall be closed, and no further transfers of Mercury Common Stock shall thereafter be made or be effective.

2. Representations and Warranties of Mercury and the Shareholders. Mercury and the Shareholders, severally and solely with respect to himself and itself (in the case of all matters addressed in this Section 2 (other than the statements relating to title of Mercury Common Stock) to the Shareholders' knowledge), hereby represent, warrant and agree with X-ceed as follows:

         (a)      Corporate.

                  (1) Mercury is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of its state of incorporation. Mercury is qualified to do business as a foreign corporation in such other states in which the ownership of its respective assets or the nature and conduct of its business requires such qualification and which are set forth in Schedule 2(a)(1).

                  (2) Mercury has the power to own its properties and to carry on its business as and where such business is now conducted. Mercury does not have any equity interest in any other corporation, partnership, joint venture or association or control, directly or indirectly, any other entity. All of the issued and outstanding shares of capital stock of Mercury has been duly authorized and validly issued, is fully paid and nonassessable, was not issued in violation of or subject to any preemptive or similar rights and, except as set forth on Schedule 2(a)(4), there are no other existing outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for or agreements or understandings with respect to the sale or issuance of, any other shares of capital stock or other equity interests in Mercury.

                  (3) The Shareholders own all of the issued and outstanding capital stock of Mercury as set forth on Schedule A and all of such shares are duly authorized, validly issued, fully paid and nonassessable. All of such shares of Mercury Common Stock are owned free and clear of all liens, claims, charges, encumbrances, security agreements, restrictive agreements and assessments and are not subject to any restrictions with respect to transferability.

                  (4) The authorized capital stock of Mercury consists of 3,000,000 shares of common stock, $.01 par value, of which 2,000,000 shares are presently issued and outstanding. There are no preemptive rights on the part of any holder of any class of securities of Mercury and no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Mercury, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares and no authorization therefor has been given, except as set forth in
Schedule 2(a)(4).

                  (5) This Agreement has been duly executed and delivered by the Shareholders and Mercury and constitutes the legal, valid and binding obligation of the Shareholders and Mercury, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and by general principles of equity. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action on the part of the Shareholders and Mercury, and no other corporate or other proceedings on their part are necessary to authorize this Agreement.

         (b)      Financial.

                  (1) The unaudited financial statements of Mercury consisting of a balance sheet and income statement for the twelve months ended December 31, 1997 (hereinafter collectively referred to as the "1997 Financial Information"), to be delivered to X-ceed pursuant to Section 12(b) hereof, will be complete and correct in all material respects and will present fairly in all material respects the gross revenues and net income before interest, taxes and amortization, hereinafter defined as "Net Income from Operations," of Mercury as of such date.

                  (2) Except as set forth in Schedule 2(b)(1), the unaudited financial statements consisting of a balance sheet and income statements of Mercury for the six (6) months ended June 30, 1998 hereinafter referred to as the "1998 Financial Information," and previously delivered to X-ceed and attached hereto as Exhibit 2(b)(2), are complete and correct in all material respects and present fairly in all material respects the gross revenues and Net Income from Operations of Mercury as of such date and for the six months then ended, respectively.

                  (3) Except as set forth in Schedule 2(b)(1), since June 30, 1998, the business of Mercury has been carried on in the ordinary course in substantially the same manner as prior to that date, and there has not been:

                           (i)  any  material  adverse  change  (as  hereinafter
defined) in the financial condition or in the operations or the business of Mercury from that shown on the 1997 Financial Information or the 1998 Financial Information, or any event which has occurred that is reasonably likely to result in such a material adverse change. "Material Adverse Effect" or "Material Adverse Change" shall mean any significant and substantial adverse effect or change in the condition (financial or other), business, results of operations, assets, liabilities, or operations or any event, condition, or state of facts which is reasonable likely to, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change";

                           (ii)  any  damages,   destruction  or  loss,  whether
covered by insurance or not, which have materially and adversely affected the business, property or assets of Mercury;

                           (iii) any  declaration,  setting  aside or payment of
any dividend, or any distribution with respect to the capital stock of Mercury or any direct or indirect redemption, purchase or other acquisition by Mercury of any such stock;

                           (iv) any increase in the  compensation  payable or to
become payable by Mercury to directors, officers or employees, other than as set forth on Schedule 2(b)(3)(iv) or as mandated by law with respect to minimum wages; or

                           (v) any other event or  condition  of any  character,
not in the ordinary course of business, that has materially and adversely affected the results of operations or business or financial condition of Mercury.

(c)      Undisclosed Liabilities.

                  (1) Except as set forth on Schedule 2(c), Mercury has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

                           (i) to the extent  reflected  or reserved  against in
the 1997 Financial Information or the 1998 Financial Information, and not heretofore paid or discharged; and

                           (ii) those  incurred  in or as a result of the normal
and ordinary course of business since June 30, 1998, all of which have been consistent with past practices and none of which (x) arise out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law or (y) individually or in the aggregate is material to the business, properties, financial condition or results, of operation of Mercury.

                  (2) Neither Mercury nor the Shareholders are aware of any reasonable basis for any present or future action, suit, proceeding, hearing, investigation charge, complaint, demand or claim against Mercury or any liability of any nature in any material amount arising out of or relating to facts occurring prior to the Closing not fully set forth in either of the 1997 Financial Information or the 1998 Financial Information or incurred in the ordinary course of business since January 1, 1998.



(d)      Tax Returns.

                  (1) Mercury has filed with the appropriate governmental agencies all tax returns (or filed requests for extensions to file) required to be filed by it or with respect to its business ("such returns") and has paid, or made provision for the payment of, all taxes as well as penalties and interest related thereto, if any, which are due pursuant to said tax returns, except taxes which have not yet accrued or otherwise become due, or for which adequate provision has been made on the books of Mercury.

                  (2) None of such returns has been examined and settled, and no waivers of statutes of limitation have been given or requested.

                  (3) All such returns and reports have been prepared for the year 1997, and all federal, state, city and foreign income, profits, franchise, sales, use, occupation, property, excise or other taxes due in connection with Mercury's business for the year 1997 has been fully paid or accrued or adequately reserved for in the 1997 Financial Information.

                  (4) No deficiency or assessment with respect to or proposed adjustment of Mercury's Federal, state, county or local taxes is pending or, to the best of Mercury's knowledge, threatened. There are no tax liens, whether imposed by any federal, state, county or local taxing authority, outstanding against the assets, properties or businesses of Mercury, other than for taxes not yet delinquent.

(e)      Title to Property.

                  (1) Mercury does not lease any real or personal property as lessee, except as set forth in Schedule 2(e)(1). Each of these leases (the "Mercury Leases") is in good standing, valid, binding, and in full force and effect and has not been modified. Mercury is not in default in any material respect under any of the Mercury Leases and has not received any notice of its default under any of the Mercury Leases, and Mercury has not given any notice of any, and, to the best of the Shareholders' knowledge, there is no, default in any material respect by any other party under any of the Mercury Leases, nor has any event occurred which, with notice or the passage of time, or both, would constitute a default in any material respect by any other party under any of the Mercury Leases. Except as set forth on Schedule 2(e)(1), Mercury's rights in the property covered under the Mercury Leases (including any improvements and appurtenances thereto) are paramount to the rights of any other person or entity other than the lessors under the Mercury Leases. No consent or approval of any third party is required with respect to such Mercury Leases in order to avoid a default in any material respect thereunder by reason of the transactions contemplated by this Agreement, except as set forth on Schedule 2(e)(2). Mercury has received no notices other than periodic rent, common area maintenance and other operating expense bills from the landlord under each lease other than as described in Schedule 2(e)(2).

                  (2) All real property in which Mercury has an ownership or leasehold interest, and all tangible personal property owned by Mercury (collectively, the "Mercury Properties") is in all material respects in good operating condition and repair and in all material respects conforms to all applicable laws, including without limitation building and zoning laws, statutes, ordinances or regulations, and no notice of any violation of such matters relating to the business, property or assets of Mercury has been received by Mercury. Except as set forth on Schedule 2(e)(1) or (2), none of the premises owned or leased by Mercury are in need of maintenance or repairs except for reasonable wear and tear and ordinary routine maintenance and repairs that are not material in nature or cost.

                  (3) Neither the whole nor any portion of any of Mercury Properties has been condemned or otherwise taken by a public authority, nor do the Shareholders know or have any reasonable grounds to believe that any such condemnation or taking is threatened or contemplated.

(f) Contracts and Commitments. Except as set forth on attached Schedule 2(f):

                  (1) Mercury has no written or oral contracts or commitments involving a consideration in excess of $10,000.

                  (2) Mercury has not received any written notice under any contract whether express or implied, between the customers or clients of Mercury and Mercury that Mercury is in default in respect of such contract or that the services to be provided by Mercury under the contract fail to comply with the contract or that any material contracts have been terminated or that Mercury has received notice under any contract that its customers or clients intend to terminate any contract or materially reduce purchases for Mercury's services.

                  (3) Mercury has not given any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever.

                  (4) Mercury is not restricted by agreement from carrying on its business in any state.

                  (5) No director, officer or stockholder of Mercury, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, or to the best knowledge of Mercury, any employee, is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, is an entity who is a competitor, customer, supplier or other entity, who, during the past 12 months, has been a party to any transaction with Mercury, including any contract, agreement or other arrangement providing for the employment of (exclusive of Mercury's officers), furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm.

                  (6) Mercury is not in default, nor is there any reasonable basis known to Mercury for any claim of default, under any contracts or commitments made or obligations owed by it, which default has had or is reasonably likely to have a Material Adverse Effect on Mercury. Mercury has no present expectation or intention of not fully performing all its obligations under any lease, contract or other agreement to which it is a party, and Mercury has no knowledge of any breach or anticipated breach in any material respect by the other party to any lease, contract or commitment to which Mercury is a party. Mercury is in full compliance with all of the terms and provisions of its Charter and By-Laws, as amended, except as otherwise set forth herein. No consent or approval of any third party is required with respect to such contract in order to avoid a default thereunder by reason of the transactions contemplated by this Agreement.
                  (7) All accounts receivable of Mercury as at June 30, 1998 are current and collectible in the ordinary course of business consistent with past practices of Mercury, except to the extent reserved against in the 1997 Financial Information or the 1998 Financial Information.

         (g) Bank Accounts. Set forth in Schedule 2(g) are the names and addresses of all banks in which Mercury has accounts and the names of persons authorized to sign checks, drafts or other instruments drawn thereon.

         (h)      Employee Relations.

                  (1) Annexed hereto as Schedule 2(h)(1) is a true and complete payroll roster of all employees of Mercury for the six months ending June 30, 1998 showing the rate of pay for each such person entitled to receive compensation from Mercury, and the gross payments made to each such person for the period set forth above. No increases in such salaries, other than as set forth on Schedule 2(h)(1)(a), have been given since June 30, 1998.

                  (2) (i) Mercury is not a party to any collective bargaining agreement covering or relating to any of its employees. Mercury is not required to recognize and has not received a demand for recognition by any collective bargaining representative;

                           (ii) Mercury is not a party to any contract  with any
of its employees, agents, consultants, officers, salesmen, sales representatives, distributors or dealers that is not cancelable by Mercury without penalty or premium on not more than thirty days' notice except as set forth in Schedule 2(h)(2)(ii);

                           (iii)  Mercury  is  not a  party  to  any  employment
agreement or consulting agreement, except for the employment agreement with Alan Ginsberg, a true and correct copy of which has been provided to X-ceed; and

                           (iv)  Mercury  has  not  promulgated  any  policy  or
entered into any agreements relating to the payment of severance pay to employees whose employment is terminated or suspended, voluntarily or otherwise.

                  (3) Except as set forth in the schedules attached hereto, Mercury (i) has complied in all material respects with all applicable laws, rules or regulations relating to employment, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions, and (ii) has complied in all material respects with the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Occupational Safety and Health Act, Executive Order 11246, the regulations under such acts and all other Federal and state laws relating to the employment of labor, including any provisions thereof relating to discrimination or harassment. Mercury has, and will have at the Closing Date, withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and there are no arrearages of wages, payments under any pension or insurance plan or any other benefit, or any tax or penalty for failure to comply with the foregoing owed by all of them with respect to employees which are not either accrued or adequately reserved for in the unaudited financial statements or set forth on Schedule 2(h)(3). There are no material controversies pending or, to Mercury's knowledge, threatened, between Mercury and (A) any of its employees, (B) any labor unions or other collective bargaining agents representing or purporting to represent its employees, or (C) any of the Shareholders.

                  (4) Mercury has not promulgated any bonus, profit-sharing, retirement, stock purchase, deferred compensation, medical, hospitalization, life insurance or other similar plan providing benefits for its employees and Mercury has not announced the prospective promulgation thereof except as set forth in Schedule 2(h)(4) or accrued or adequately reserved for in the 1997 Financial Information or the 1998 Financial Information. There is no unfunded past service credit liability or any other liability with respect to any such plans other than as set forth on Schedule 2(h)(4). No reportable event as defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended by the Multi Employer Pension Plan Amendments Act of 1980, has occurred with respect to any such plan subject to the minimum funding requirement of
Section 412 of the Internal Revenue Code of 1986, as amended.

         (i) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions of this Agreement on the part of Mercury or the Shareholders, will (1) violate in any material respect any statute, license, or regulation of any governmental authority, domestic or foreign, (2) result in the default in any material respect by Mercury or any of the Shareholders of any judgment, order, writ, decree, rule or regulation of any court or administrative agency, (3) breach, conflict with, or result in a breach in any material respect of any of the terms, conditions or provisions of any material agreement or instrument to which either Mercury or the Shareholders is a party, or by which any of them is or may be bound, or constitute a default in any material respect or require any notice thereunder, (4) violate any provision of Mercury's certificate of incorporation or By-Laws, (5) result in the creation or imposition of any claim, lien, charge or encumbrance in any material respect of any nature whatsoever upon, or (6) give to others any claim, interest or rights, including rights of termination, modification, acceleration, or cancellation in, or with respect to, any of their material property, assets, contracts, licenses or businesses. The conduct of Mercury's business does not violate in any material respect any law or regulation applicable to such business. Mercury has complied in all material respects with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, and Mercury has all necessary permits, licenses and other authorizations required to conduct its business in all material respects as conducted and as proposed to be conducted. There is no existing law, rule, regulation or order, and Mercury is not aware of any proposed law, rule, regulation or order, whether Federal or state, which would prohibit or materially restrict Mercury from, or otherwise materially adversely affect Mercury in, conducting its business in any jurisdiction in which it is now conducting business.

         (j) No Litigation. Except as set forth in Schedule 2(j), there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation, pending or to the best of Shareholders' knowledge threatened against Mercury. Mercury has not received any written opinion or memorandum or written legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, financial condition, operations, property or affairs. Mercury is not in default with respect to any order, writ, injunction or decree known to or served upon Mercury of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by Mercury pending or threatened against others. Mercury and Shareholders have no actual knowledge of any unasserted claim, the assertion of which is likely and that, if asserted, will be for legal or equitable relief that, if granted, would have a Material Adverse Effect on Mercury. No injunction, stay or restraining order is in effect against Mercury prohibiting the consummation of any of the transactions contemplated by this Agreement.

         (k) Patents and Trademarks. Schedule 2(k) correctly sets forth a list of all letters patent, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, both domestic and foreign, presently owned, possessed, used or held by Mercury and, except as otherwise indicated in such Schedule, Mercury owns the entire right, title and interest in and to the same. Such Schedule also correctly sets forth all patents, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registration and applications, and licenses, both domestic and foreign, which materially relate to the businesses of Mercury, and which are owned or controlled by any director, officer, stockholder or employee of Mercury. Such Schedule also correctly sets forth a list of all licenses materially relating to the business of Mercury granted to Mercury by others, and to others by Mercury. Mercury has not received written notice of any pending or threatened challenges regarding letters patent, patent applications, trade names, trademark
registrations  and  applications,   copyrights,   copyright   registrations  and
applications, or the licenses set forth in such Schedule 2(l), except as set forth in said Schedule. Mercury has not received written notice that, its business as heretofore carried on infringes in any material respect upon the patents, trademarks, trade name rights, copyrights or publication rights of others, except as set forth in said Schedule 2(l).

         (l) Trademark Indemnification. Except as set forth in Schedule 2(l), Mercury has not given any indemnification for, patent, trademark or copyright infringement as to any equipment, materials or supplies manufactured, produced, used or sold by it or with respect to services rendered by it.

         (m) Insurance. Mercury holds policies in the amounts and for the coverage set forth on Schedule 2(m), all of which policies are in full force and effect, and which coverage is consistent with Mercury's past business practices covering all of the insurance required to be maintained by it and which is customary for businesses similar to Mercury. Except as disclosed on the Schedule 2(m) hereto, Mercury has received no written notice of any claims pending against Mercury under any insurance policies currently in effect and covering the property, business or employees of Mercury, and all premiums with respect to the policies maintained by Mercury due and payable through the date hereof have been paid by Mercury. Mercury has not been refused any insurance coverage sought or applied for, and Mercury has no reason to believe that it will be unable to renew its existing insurance coverage upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of Mercury. Set forth in Schedule 2(m) are all insurance policies and bonds in force with respect to Mercury and the date on which such policies were to be in force and the date on which such policies expire.

         (n) Loans and Advances. Mercury does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of Mercury in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for Mercury or as set forth in Schedule 2(n) annexed hereto. 3. Representations and Warranties of X-ceed. X-ceed represents and warrants to the Shareholders and Mercury as follows:

         (a)      Corporate.

                  (1) X-ceed and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of its states of incorporation. X-ceed and each of its subsidiaries is qualified to do business as a foreign corporation in such other states in which the ownership of its assets or the nature and conduct of its business requires such qualification.

                  (2) X-ceed and each of its subsidiaries has the power to own its properties and to carry on its businesses as and where such are now conducted. X-ceed does not have any equity interest in any other corporation, partnership, joint venture or association or control, directly or indirectly, of any other entity except for its interests in the subsidiaries listed on Form 10-KSB (as hereinafter defined).

                  (3) The authorized capital stock of X-ceed consists of 30,000,000 shares of common stock, par value $.01 per share, of which 10,276,914 shares are presently outstanding immediately prior to the date hereof and Two Million (2,000,000) shares of Preferred Stock, par value $.05 per share, of which no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of X-ceed's Common Stock are duly authorized, validly issued, fully paid and non assessable. There are no preemptive rights on the part of any holder of any class of securities of X-ceed or any of its subsidiaries and no options, warrants, conversion or other rights, agreements, or commitments of any kind obligating X-ceed or any of its subsidiaries, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares and no authorization therefor has been given, except as set forth on Schedule 3(a)(3).

                  (4) This Agreement has been duly executed and delivered by X-ceed and constitutes the legal, valid and binding obligation of X-ceed, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and by general principles of equity. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporation action on the part of X-ceed, and no other corporate proceedings on its part are necessary to authorize this Agreement.

         (b)      Financial.

                  (1) The audited balance sheet of X-ceed as of August 31, 1997, the related audited statement of earnings and cash flows for the twelve months ended August 31, 1997, the unaudited balance sheet of X-ceed as of May 31, 1998, the related unaudited statement of earnings and cash flows for the nine months ended May 31, 1998, labeled Schedule 3(b) (hereinafter collectively referred to as the "X-ceed financial statements") and previously delivered to Mercury, are complete and correct and present fairly the financial condition of X-ceed as of such date, and the results of its operations for the periods then ended, in conformity with generally accepted accounting principles applied on a basis consistent with that of preceding periods.

                  (2) Since May 31, 1998, the business of X-ceed has been carried on in the ordinary course in substantially the same manner as prior to that date, and there has not been:

                           (i) any  Material  Adverse  Change  in the  financial
condition or in the operations or the business of X-ceed from that shown on X-ceed financial statements, or any event which has occurred that may result in such a Material Adverse Change;

                           (ii)  any  damages,   destruction  or  loss,  whether
covered by insurance or not, which have materially and adversely affected the business, property or assets of X-ceed;

                           (iii) any  declaration,  setting  aside or payment of
any dividend, or any distribution with respect to the capital stock of X-ceed or any direct or indirect redemption, purchase or other acquisition by X-ceed of any such stock;

                           (iv) any increase in the  compensation  payable or to
become payable by X- ceed to directors, officers or employees other than as set forth on Schedule 3(b)(iv) annexed hereto, or as mandated by law with respect to minimum wages, or in the payment of any bonus, or in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, employees or agents; or

                           (v) any other event or  condition  of any  character,
not in the ordinary course of business, that has materially and adversely affected the results of operations or business or financial condition of X-ceed.

         (c)      Undisclosed Liabilities.

                  (1) X-ceed has no liabilities or obligations, either accrued, absolute, contingent or otherwise, except:

                           (i) to the extent  reflected  or reserved  against in
X-ceed financial statements, and not heretofore paid or discharged; and

                           (ii) those  incurred  in or as a result of the normal
and ordinary course of business since May 31, 1998, all of which have been consistent with past practices and none of which (x) arise out of, relate to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law or (y) individually or in the aggregate is material to the business, properties, financial condition or results of operations of X-ceed.

                  (2) There is no basis for any present or future action, suit, proceeding, hearing, investigation charge, complaint, demand or claim against X-ceed or any liability of any nature in any amount not fully set forth in X-ceed financial statements.

         (d)      Tax Returns.

                  (1) Except as set forth in Schedule 3(d)(1), X-ceed has filed with the appropriate governmental agencies all the returns required to be filed by it or with respect to its business ("such returns") and has paid, or made provision for the payment of, all taxes as well as penalties and interest related thereto, if any, which have or may become due pursuant to such returns, except taxes which have not yet accrued or otherwise become due or for which adequate provision has been made on the books of X-ceed.

                  (2) None of such returns has been examined and settled, and no waivers of statutes of limitation have been given or requested.

                  (3) All such returns and reports have been prepared on the same basis as those of previous years, and all federal, state, city and foreign income, profits, franchise, sales, use, occupation, property, excise or other taxes due in connection with X-ceed's business has been fully paid or accrued or adequately reserved for in X-ceed financial statements.

                  (4) No deficiency or assessment with respect to or proposed adjustment of X-ceed's Federal, state, county or local taxes is pending or, to the best of X-ceed's knowledge, threatened. There are no tax liens, whether imposed by any federal, state, county or local taxing authority, outstanding against the assets, properties or businesses of X-ceed, other than for taxes not yet delinquent.

                  (5) Except for X-ceed's existing wholly owned subsidiaries described in X-ceed's annual report on Form 10-KSB for the year ended August 31, 1997 and X-ceed's quarterly report on Form10-QSB for the quarterly period ended May 31, 1998 and for the last six (6) years, X-ceed (i) has never been a member of an affiliated group (within the meaning of section 1504 of the Code), or any similar group as defined for state, local or foreign tax purposes, filing a consolidated federal (or combined or unitary state, local, or foreign) income tax return, (ii) has no liability for the taxes of any person or entity (other than X-ceed) under U.S. Department of Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, and (iii) is not a party to any agreement with any person or entity, whether written or unwritten, providing for the payment of any tax liabilities, tax losses, entitlements to refunds or similar tax matters.

                  (6) X-ceed has not filed an election, consent or agreement under Section 341 (f) of the Code.

         (e)      Title to Property.

                  (1) X-ceed owns all right, title and interest in and to all of X-ceed's Properties (as hereinafter defined), and all other properties and assets used by X-ceed, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except as set forth in Schedule 3(e)(1); and has taken all steps necessary or otherwise required to perfect and protect its rights in and to X-ceed's Properties.

                  (2) X-ceed does not lease any real or personal property as lessee, except as set forth in Schedule 3(e)(2), attached hereto. Each of these leases (the "X-ceed's Leases") is valid, binding, and in full force and effect and has not been modified. X-ceed is not in default under any of X-ceed's Leases and has not received any notice of its default under any of X-ceed's Leases and X-ceed has not given any notice of any, and, to the best of X-ceed's knowledge, there is no default by any other party under any of X-ceed's Leases, nor has any event occurred which, with notice or the passage of time, or both, would constitute a default by any other party under any of X-ceed's Leases. Except as set forth on Schedule 3(e)(2), X-ceed's rights in the property covered under X-ceed's Leases (including any improvements and appurtenances thereto) are paramount to the rights of any other person or entity other than the landlords under X-ceed's Leases. No consent or approval of any third party is required with respect to such X-ceed's Leases in order to avoid a default thereunder by reason of the transactions contemplated by this Agreement, except as set forth on Schedule 3(e)(2). X-ceed has received no notices other than periodic rent, common area maintenance and other operating expense bills from the landlord under each lease.

                  (3) All real property in which X-ceed has an ownership or leasehold interest, and all tangible personal property owned by X-ceed
(collectively, "X-ceed's Properties") are in all material respects in good operating condition and repair and in all material respects conforms to all applicable laws, including without limitation building and zoning laws, statutes, ordinances or regulations and no notice of any violation of such matters relating to the business, property or assets of X-ceed has been received by X-ceed. Except as set forth on Schedule 3(e)(1) or (2), none of the premises owned or leased by X-ceed are in need of maintenance or repairs except for reasonable wear and tear and ordinary routine maintenance and repairs that are not material in nature or cost.

                  (4) Neither the whole nor any portion of any of X-ceed's Properties has been condemned or otherwise taken by a public authority, nor does X-ceed know or have any reasonable grounds to believe that any such condemnation or taking is threatened or contemplated.

         (f) Inventories. The inventories of X-ceed consist of items of a quality and quantity usable or saleable in the normal course of its business, subject to usability and salability exceptions described on attached Schedule 3(f) which are consistent with past business experience. The present inventories of X-ceed are maintained at levels that are consistent with past practices.

         (g) Contracts and Commitments. Except as set forth on attached Schedule 3(g):

                  (1) X-ceed is not restricted by agreement from carrying on its business anywhere in the states or provinces in which it operates;

                  (2) No director, officer, employee or stockholder of X-ceed, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or in which any such person is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof is an entity who is, a competitor, customer, supplier or other, entity, who, during the past 12 months has been a party to any transaction with X-ceed, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such person or firm;

                  (3) X-ceed is not in default, nor is there any known basis for any claim of default, under any contracts or commitments made or obligations owed by it which default is reasonably likely to have a Material Adverse Effect on X-ceed. X-ceed has no present expectation or intention of not fully performing all its obligations under any lease, contract or other agreement to which it is a party, and X-ceed has no knowledge of any breach or anticipated breach by the other party to any lease, contract or commitment to which X-ceed is a party. X-ceed is in full compliance with all of the terms and provisions of its Charter and By-Laws, as amended. No consent or approval of any third party is required with respect to any such contract or agreement to which X-ceed is a party in order to avoid a default thereunder by reason of the transactions contemplated by this Agreement.

                  (4)  All  accounts   receivable  of  X-ceed  are  current  and
collectible, except to the extent reserved against in the X-ceed financial statements.

         (h)      Employee Relations.

                  (1) (i) X-ceed is not a party to any collective bargaining agreement covering or relating to any of its employees. X-ceed is not required to recognize and has not received a demand for recognition by any collective bargaining representative.

                           (ii)  X-ceed  is  not  a  party  to  any   employment
agreement or consulting agreement providing for compensation in excess of $75,000 per annum, except as set forth in X-ceeds' Annual Report on Form 10-KSB ("Form 10-KSB") for the year ended August 31, 1997; and

                           (iii)  X-ceed  has  not  promulgated  any  policy  or
entered into any agreements
relating to the payment of severance pay to employees whose employment is terminated or suspended, voluntarily or otherwise.

                  (2) Except as set forth in the schedules attached hereto, (i) X-ceed has complied in all material respects with all applicable laws, rules or regulations relating to employment, including those relating to wages, hours, collective bargaining and the withholding and payment of taxes and contributions, and (ii) X-ceed has complied in all material respects with the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Occupational Safety and Health Act, Executive Order 11246, the regulations under such acts and all other Federal and state laws relating to the employment of labor, including any provisions thereof relating to discrimination or harassment. X-ceed has, and will have at the Closing Date, withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and there are no arrearages of wages, payments under any pension or insurance plan or any other benefit, or any tax or penalty for failure to comply with the foregoing owed by all of them with respect to employees which are not either accrued or adequately reserved for in X-ceed's financial statements. There are no material controversies pending or threatened, between X-ceed and any of its employees or any labor unions or other collective bargaining agents representing or purporting to represent its employees.

                  (3) X-ceed has not promulgated any profit-sharing, retirement, stock purchase, deferred compensation medical, hospitalization, life insurance or other similar plan providing benefits for its employees and X-ceed has not announced the prospective promulgation thereof except as set forth in Schedule 3(h)(3). There is no unfunded past service credit liability or any other liability with respect to any such plans other than as set forth on Schedule 3(h)(3). No reportable event as defined in Title IV of the Employee Retirement Income Security Act of 1974, as amended by the Multi Employer Pension Plan Amendments Act of 1980, has occurred with respect to any such plan subject to the minimum funding requirement of Section 412 of the Internal Revenue Code of 1986, as amended.

         (i) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions of this Agreement on the part of X-ceed, will (1) violate any statute, license, or regulation of any governmental authority, domestic or foreign, (2) result in the default by X-ceed of any judgment, order, writ, decree, rule or regulation of any court or administrative agency, (3) breach, conflict with, or result in a breach of any of the terms, conditions or provisions of any material agreement or instrument to which X-ceed is a party, or by which it is or may be bound, or constitute a default or require any notice thereunder, (4) violate any provision of X-ceed's certificate of incorporation or By-Laws or (5) result in the creation or imposition of any claim, lien, charge or encumbrance of any nature whatsoever upon, or (6) give to others any claim, interest or rights, including rights of termination, modification, acceleration or cancellation in, or with respect to, any of their property, assets, contracts, licenses or businesses.

                  The conduct of X-ceed's business does not violate any law or regulation applicable to such business. X-ceed's has complied with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, and X-ceed has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted. There is no existing law, rule, regulation or order, and X-ceed is not aware of any proposed law, rule, regulation or order, whether Federal or state, which would prohibit or materially restrict X-ceed from, or otherwise materially adversely affect X-ceed in, conducting its business in any jurisdiction in which it is now conducting business.

         (j) No Litigation. Except as set forth in Form 10-KSB, a copy of which is annexed hereto as Schedule 3(j), there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation, or any change in the zoning or building ordinances affecting the real property or leasehold interests of X-ceed, pending or to the best of X-ceed's knowledge threatened against X-ceed. X-ceed has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, financial condition, operations, property or affairs. X-ceed is not in default with respect to any order, writ, injunction or decree known to or served upon X-ceed or its subsidiaries of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action or suit by X-ceed or its subsidiaries pending or threatened against others. X-ceed has no knowledge of any unasserted claim, the assertion of which is likely and that, if asserted, will be for legal or equitable relief that, if granted, would have a Material
Adverse  Effect.  No  injunction,   stay  or  restraining  order  is  in  effect
prohibiting the consummation of any of the transactions contemplated by this Agreement.

         (k) Patents and Trademarks. Form 10-KSB correctly sets forth a list of all letters patent, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations and applications, both domestic and foreign, presently owned, possessed, used or held by X-ceed and which are material to the business of X-ceed and, except as otherwise indicated in Form 10-KSB, X-ceed owns the entire right, title and interest in and to the same. Form 10-KSB also correctly sets forth all patents, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registration and applications, and licenses, both domestic and foreign, which materially relate to the businesses of X-ceed, and which are owned or controlled by any director, officer, stockholder or employee of X-ceed. Form 10-KSB also correctly sets forth a list of all licenses materially relating to the business of X-ceed granted to X-ceed by others, and to others by X-ceed. X-ceed has not received written notice of and to the best of X-ceed's knowledge, there does not exist any pending or threatened challenges regarding any letters patent, patent applications, trade names, trademark registrations and applications, copyrights, copyright registrations and applications, or licenses except as set forth in Form 10-KSB. Except as set forth in Form 10-KSB, X-ceed has not received written notice that its business as heretofore carried infringes upon the patents, trademarks, trade name rights, copyrights or publication rights of others.

         (l)  Trademark  Indemnification.  Except as set  forth in Form  10-KSB,
X-ceed has not given any indemnification for, patent, trademark or copyright infringement as to any equipment, materials or supplies manufactured, produced, used or sold by it or with respect to services rendered by it.
         (m)      [Intentionally Omitted.]

         (n) Insurance. X-ceed holds insurance policies consistent with X-ceed's past business practices, covering all of the insurance required to be maintained by it and which is customary for businesses similar to Mercury. X-ceed has received no written notice of any claims pending against X-ceed under any insurance policies currently in effect and covering the property, business or employees of X-ceed, and all premiums with respect to the policies maintained by X-ceed due and payable through the date hereof have been paid by X-ceed. X-ceed has not been refused any insurance coverage sought or applied for, and has no reason to believe that it will be unable to renew its existing insurance coverage upon terms at least as favorable as those presently in effect, other than possible increases in premiums that do not result from any act or omission of X-ceed.

         (o) Loans and Advances. Except as set forth in Form 10-KSB with respect to the outstanding loan to Werner Haase, X-ceed does not have any outstanding loans or advances to any person and is not obligated to make any such loans or advances, except, in each case, for advances to employees of X-ceed in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for X-ceed.

         (p) Significant Customers and Suppliers. No customer or supplier to X-ceed of more than $50,000 of products or services for any year which was significant to X-ceed during the period covered by X-ceed financial statements or which has been significant to X-ceed thereafter, has terminated, materially reduced or provided written notice of its intent or threatened to terminate or materially reduce its purchases from or provision of products or services to X-ceed or any subsidiary, as the case may be.

         (q) Environmental Protection. Except as set forth in Form 10-KSB, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by X-ceed to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including without limitation, Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any hazardous materials.

         (r) Disclosure. No representation or warranty by X-ceed in this Agreement, nor any statement, certificate or Schedule furnished, or to be furnished, by or on behalf of X-ceed pursuant to this Agreement, nor any document or certificate delivered to Mercury or any of the Shareholders pursuant to this Agreement, or in connection with actions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits, or shall omit to state a material fact necessary to make the statements contained therein not misleading. X-ceed has no knowledge of any unasserted claim, the assertion of which is likely and that, if asserted, will be for legal or equitable relief that, if granted, would have a Material Adverse Effect. No injunction, stay or restraining order is in effect prohibiting the consummation of any of the transactions contemplated by this Agreement.

         (s) SEC Reports. X-ceed has heretofore delivered to the Company and the Shareholders complete and correct copies of X-ceed's Form 10-KSB and Forms 10-QSB for the fiscal quarters ended November 30, 1997, February 28, 1998 and May 31, 1998 as filed by X-ceed with the Securities and Exchange Commission pursuant to the Securities Exchange Act, as amended (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3A. Representations and Warranties Regarding X-ceed Sub. X-ceed and X-ceed Sub jointly and severally represent and warrant to the Shareholders and Mercury as follows:

         (a) Organization. X-ceed Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a wholly owned subsidiary of X-ceed. There are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating X-ceed or X-ceed Sub, contingently or otherwise, to issue or sell any shares of capital stock of X-ceed Sub or any securities convertible into or exchangeable for any such shares, and no authorization therefore has been given.

         (b) Authority Relative to this Agreement. X-ceed Sub has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by X-ceed Sub's Board of Directors and approved by its sole stockholder, and no other corporate proceedings on the part of X-ceed Sub are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby.

         (c) Binding Agreement. This Agreement has been duly and validly executed and delivered by X-ceed Sub and constitutes the legal, valid and binding obligation of X-ceed Sub, enforceable against X-ceed Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and by general principles of equity.

         (d) Special Purpose Subsidiary. X-ceed Sub has been organized by X-ceed solely for the purpose of entering into this Agreement and consummating the Merger. X-ceed Sub has not engaged, and prior to the Merger will not engage, in any other business or activity.

4. Conduct of the Business of Mercury Pending the Closing Date. From and after the date of this Agreement and until the Closing Date:

         (a) Full Access. X-ceed and its respective authorized representatives shall have full access, during normal business hours, to all properties, books, records, contracts and documents of Mercury, and Mercury shall furnish or cause to be furnished to X-ceed and its authorized representatives all information with respect to its affairs and business as X-ceed may reasonably request. X-ceed agrees to and shall cause its authorized representatives to treat and hold as confidential all proprietary business information and any other confidential information X-ceed receives with respect to Mercury's business. In the event this Agreement is terminated pursuant to the provisions of Section 10 hereof, X-ceed shall promptly return to Mercury all materials relating to Mercury which have been delivered by or on behalf of Mercury to X-ceed pursuant to this Agreement.

         (b) Carry On In Regular Course. Mercury shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of trade, purchase, sale, lease, management, accounting or operation.

         (c) Contracts and Commitments. Mercury shall not enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of its business and consistent with past practices without the prior written consent of X-ceed.

         (d) Indebtedness. Mercury will not create any indebtedness, other than that incurred in the usual and ordinary course of business, that incurred pursuant to existing contracts disclosed in the Schedules attached hereto, that incurred pursuant to commitments permitted hereby, and that reasonably incurred in doing the acts and things contemplated by this Agreement.

         (e) Investments. Mercury will not make any investments, loans, advances or contributions to any other person, corporation, partnership, joint venture or association; provided, however, that Mercury may invest in United States government obligations, certificates of deposit and commercial paper rated a-1 by Standard & Poor's Corporation or P-1 by Moody's.

         (f) Dividends and Distributions. Mercury will not declare or pay any dividend or make any distribution with respect to its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or issue or in any way dispose of any shares of its capital stock or any rights therein or thereto.

         (g) Amendment of Charter. Mercury will not amend its Certificate of Incorporation or By-Laws or make any change in the authorized or unissued capital stock or its officers or directors without the prior written consent of X-ceed.



         (h) Insurance. All property, real and personal, owned or leased by Mercury will be insured to the same extent as such properties were insured immediately prior to the date of this Agreement by reputable insurance companies against all insurable risks normally insured against by companies conducting a business the same as, or similar to, the business conducted by Mercury, and all property shall be used, operated and maintained in a normal businesslike manner.

         (i) Preservation of Organization and Employees. Mercury will use its best efforts (without making any commitments on behalf of X-ceed) to preserve its business organization intact, to keep available to X-ceed its key officers and employees, and to preserve for X-ceed the present relationships of Mercury and its clients and others having business relations with it. Mercury will not change its present relationships with its employees as set forth in Section 2(h) hereof.

         (j) No Default. Mercury shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any contract, lease commitment or obligation by it.

         (k) Compliance with Laws. Mercury and the Shareholders will duly comply with all applicable laws as may be required for the valid and effective transfer of Mercury Common Stock as contemplated by this Agreement.

         (l) Tax Returns. Mercury will prepare and file all state, federal and other tax returns, and amendments thereto (or extensions to file the foregoing) required to be filed between the date of this Agreement and the Closing Date. X-ceed shall have a reasonable opportunity to review all such returns, and amendments and extensions thereto, prior to their being filed.

         (m) Sale of Capital Assets. Mercury will not sell or dispose of any single capital asset with an original cost in excess of $5,000 without the prior written consent of X-ceed or capital assets in the aggregate with an original cost of $10,000 without the prior written consent of X-ceed.

5. Survival of Representations and Warranties. All representations, warranties, and agreements of the Shareholders, Mercury and X-ceed contained herein
(including all schedules annexed hereto) or in any document, statement, certificate or other instrument referred to herein or delivered hereunder in connection with the transactions contemplated hereby shall survive until eighteen (18) months after the Closing Date, except that all representations and warranties relating to taxes and tax returns shall survive for a period equal to the applicable statute of limitations period.

6. Conditions Precedent to X-ceed's Obligations. Each and every obligation of X-ceed to be performed on the Closing Date or, to the extent expressly provided in this Agreement, to be performed thereafter, as the case may be, shall be subject to the satisfaction prior thereto of the following conditions:

         (a) Representations and Warranties True at the Closing Date. The representations and warranties made by Mercury and the Shareholders in this Agreement or given on their behalf hereunder shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.



         (b) No Material Adverse Change. There shall not have occurred any Material Adverse Changes in the financial condition, capitalization, business, operations, properties or investments of Mercury or in the ability of Mercury to perform or on the ability of Mercury to perform its obligations under this Agreement.

         (c) Compliance with Agreement. Mercury shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         (d) Employees Continuing in Employment. X-ceed shall have entered into employment agreements with the individuals listed on Schedule 6(d) substantially in the form annexed hereto as Exhibit 6(d).

         (e) Certificate of Fulfillment of Conditions. There shall be delivered to X-ceed a certificate of Mercury certifying in such detail as X-ceed may specify, the fulfillment of conditions set forth in subsections (a), (b), (c) and (d) of this Section 6.

         (f) Opinion of Counsel for Mercury and the Shareholders. X-ceed shall have received a written opinion of counsel for Mercury and the Shareholders dated as of the Closing Date, addressed to X-ceed in form and substance to the effect that: (1) Mercury is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of its state of incorporation;
(2) Mercury has no subsidiaries except as set forth in the Schedules attached hereto and Mercury and its subsidiaries, if any, are entitled to own or lease their respective property; (3) without any independent investigation, counsel has no actual knowledge of any pending litigation to which Mercury is a party or any threatened litigation against Mercury; (4) without any independent investigation, to such counsel's actual knowledge, except as disclosed on
Schedule 2(f),  Mercury is not in default of any of the agreements  disclosed on
Schedule  2(f);  (5)  all of  the  shares  of  Mercury  Common  Stock  are  duly authorized, validly issued, fully paid and nonassessable; (6) without any independent investigation and based solely upon counsel's review of the stock books and ledgers of Mercury, counsel has no actual knowledge of any restrictions on the transferability of the Mercury Common Stock, except for (i) such restrictions as may be imposed by federal or state securities laws, and
(ii) restrictions contained in that certain Shareholders' Agreement with respect to the Mercury Common Stock dated November 29, 1996, which Shareholders'
Agreement will be terminated at or prior to Closing; (7) none of the transactions contemplated by this Agreement will be a violation of or constitute a default or ground for revocation under any provisions of any lease, contract, agreement, indenture, license or any instrument to which Mercury or the Shareholders is bound and which is disclosed in a Schedule to this Agreement or will violate any of the above which is or purports to be binding upon Mercury or its assets; and (8) this Agreement is a valid and binding obligation of the Shareholders and Mercury enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and by general principles of equity.

         (g) Certificates of Good Standing. Mercury shall have delivered to X-ceed a certificate issued by appropriate governmental authorities evidencing the good standing of Mercury as of a date not more than thirty (30) days prior to the Closing Date as a corporation of the state of its incorporation and in each state where it is qualified to do business.

         (h) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transaction contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to X-ceed, and Mercury shall have made available to X-ceed for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Mercury, which X-ceed may reasonably request in connection with said transaction. Mercury and the Shareholders shall have complied in all material respects with all statutory requirements for the valid consummation by Mercury and the Shareholders of the transaction contemplated by this Agreement.

         (i) No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency which in the opinion of X-ceed's counsel is reasonably likely to result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or in connection with any claim against Mercury, not disclosed by the Schedules attached hereto.

         (j) All Documents. All documents required by Section 11(a) of this Agreement shall have been delivered to X-ceed.

         (k) No Material Limitations. There shall not have occurred any enactment, promulgation or entry of any order, rule, regulation or statute that could in the reasonable judgment of X-ceed, impose material limitations upon the ability of X-ceed to hold or exercise effectively all rights of ownership with respect to Mercury Stock.

         (l) Regulatory Approvals. Mercury shall have obtained all necessary consents, approvals, authorizations, registration, filings and declarations from all appropriate federal, state or local governmental bodies in connection with the transactions contemplated hereby.

         (m) Financial Statements. Mercury shall have retained, at X-ceed's sole cost and expense, independent auditors to prepare audited consolidated balance sheets of Mercury for the year ended December 31, 1997 and the related audited consolidated statements of operations, stockholders' equity and cash flows, in each case prepared in accordance with generally accepted accounting principles, consistently applied (the "audited financial statements").

         (n) Options, Warrants. There shall be no outstanding options or warrants to purchase securities of Mercury or any other rights or securities which are convertible or exchangeable for securities of Mercury.

         (o) Fairness Opinion. X-ceed shall have obtained an opinion from an independent financial institution or an investment banking institution that the terms of the Merger from the perspective of both X-ceed and the holders of the outstanding X-ceed Common Shares is fair and reasonable.

7. Conditions Precedent to the Shareholders' Obligations. Each and every obligation of the Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

         (a) Representations and Warranties True at the Closing Date. X-ceed's representations and warranties contained in this Agreement shall be true at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

         (b) Compliance with Agreement. X-ceed shall have performed and complied with its obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date.

         (c) No Material Adverse Change. There shall not have occurred any Material Adverse Change in the financial condition, capitalization, business operations, properties or investments of X-ceed or on the ability of X-ceed to perform its obligations under this Agreement.

         (d) Employees Continuing in Employment. X-ceed shall have entered into employment agreements with Kevin Labick, Robert Risse and Alan Ginsberg on terms mutually acceptable to X-ceed and such individuals substantially in the form annexed hereto as Exhibit 6(d).

         (e) Certificate of Fulfillment of Conditions. There shall be delivered to Mercury a certificate of X-ceed certifying in such detail as the Shareholders may specify the fulfillment of conditions set forth in subsections (a), (b), (c) and (d) of this Section 7.

         (f) Opinion of Counsel for X-ceed. The Shareholders shall have received a written opinion of counsel for X-ceed dated as of the Closing Date, addressed to the Shareholders in form and substance to the effect that: (1) X-ceed and its subsidiaries are corporations duly organized, validly existing and in good standing under and by virtue of the laws of their respective states of incorporation; (2) all of the X-ceed Common Shares are duly authorized, validly issued, fully paid and nonassessable; (3) upon transfer and delivery of said X-ceed Common Shares to the Shareholders as contemplated by this Agreement, the Shareholders will receive good and absolute title thereto free from any liens, charges, encumbrances, restrictive agreements, equities, claims and restrictions whatsoever, except such restrictions as are imposed by federal or state securities laws; (4) none of the transactions contemplated by this Agreement will be a violation of or constitute a default or ground for revocation under any provisions of any lease, contract, agreement, indenture, license or any instrument to which X-ceed or any of its subsidiaries is bound and which is disclosed in a Schedule to this Agreement, or will violate any of the above which is or purports to be binding upon X-ceed, any of its subsidiaries or any of their respective assets; (5) this Agreement and the other agreements delivered by X-ceed at Closing are valid and binding obligations of X-ceed enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally, and by general principles of equity; (6) this Agreement and the other agreements delivered by X-ceed at Closing have been duly executed and delivered by X-ceed, and the execution, delivery and performance of this Agreement and the other agreements delivered by X-ceed at Closing have been duly authorized by all requisite corporate action on the part of X-ceed; (7) X-ceed has all necessary power and authority to enter into this Agreement and the other agreements to be delivered by X-ceed at Closing; and (8) the execution, delivery and performance of this Agreement and the other agreements to be delivered by X-ceed at Closing do not require on the part of X-ceed any consent, approval, authorization or other order of, action by, filing with or notification to any governmental authority.

         (g) All Documents. All documents and payments required by Section 11(b) of this Agreement shall have been delivered or made to the Shareholders.

         (h)      [Intentionally Omitted.]

         (i) Certificates of Good Standing. X-ceed shall have delivered to the Shareholders a certificate issued by appropriate governmental authorities evidencing the good standing of X-ceed as of a date not more than thirty (30) days prior to the Closing Date as a corporation of the state of its incorporation and in each state where it is qualified to do business.

         (j) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transaction contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Shareholders, and X-ceed shall have made available to the Shareholders for examination the originals or true and correct copies of all records and documents relating to the business and affairs of X-ceed, which the Shareholders may reasonably request in connection with said transaction. X-ceed shall have complied in all material respects with all statutory requirements for the valid consummation by X-ceed of the transaction contemplated by this Agreement.

         (k) Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency which in the opinion of the Shareholders' counsel is reasonably likely to result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or in connection with any claim against X-ceed, not disclosed by the Schedules attached hereto.

         (l) Regulatory Approvals. X-ceed shall have obtained all necessary consents, approvals, authorizations, registration, filings and declarations from all appropriate federal, state and local governmental bodies in connection with the transaction contemplated hereby.

8.       Indemnification and Resolution of Disputes.

         (a) Indemnification by Shareholders. Each of the Shareholders severally but not jointly, each as to himself or itself but not as to any other Shareholder, indemnifies, defends and holds harmless X-ceed, and shall reimburse X-ceed for, any loss, liability, claim, damage, expense (including, but not limited to, reasonable cost of investigation and defense and reasonable attorneys' fees) (collectively, "Damages") arising from or in connection with
(1) any inaccuracy in any of the representations and warranties of such Shareholder or Mercury set forth in this Agreement or in any certificate delivered by such Shareholders or Mercury pursuant to this Agreement, or any actions, omissions or states of facts inconsistent with any such representations or warranties, or (2) any failure by such Shareholders to perform or comply with any provision of this Agreement. Notwithstanding the foregoing, the Shareholders shall not be liable for Damages unless such Damages in the aggregate exceed $100,000 and then the Shareholders shall only be liable for such excess. The term "Damages" includes Damage incurred or sustained in the absence of third party claims. The obligations of the Shareholders to indemnify and hold harmless X-ceed shall also apply to any action, claim or suit which arises from the operations of Mercury prior to the Closing Date if such action, claim or suit is not disclosed in a Schedule to this Agreement and Mercury's liability therefor is not covered by insurance. The liability of each Shareholder for any item of Damages shall be limited to the amount of such item of Damages multiplied by a fraction, the numerator of which is the number of shares of X-ceed Common Stock issued to such Shareholder pursuant to the Merger and the denominator of which is the number of shares of X-ceed Common Stock issued to all Shareholders pursuant to the Merger.

         (b) Indemnification by X-ceed. X-ceed shall indemnify, defend and hold harmless the Shareholders, and shall reimburse the Shareholders for, any Damages arising from or in connection with (1) any inaccuracy in any of the representations and warranties of X-ceed set forth in this Agreement or in any certificate delivered by X-ceed pursuant to this Agreement, or any actions, omissions or states of facts inconsistent with any such representation or warranty, or (2) any failure by X-ceed to perform or comply with any provision of this Agreement. X-ceed shall not be liable for the amount of any such Damages unless the aggregate amount of Damages payable by X-ceed pursuant to this
Section 8 attributable to any breach of any representation or warranty exceeds $100,000 and then X-ceed shall only be liable for such excess.

         (c) Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 8(a) or 8(b) above of notice of the commencement of any action, such indemnified party shall give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the defense of such action by the indemnifying party is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such section for any fees of other counsel or any other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof. If an indemnifying party assumes the defense of such an action, (1) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (i) such compromise or settlement includes an unconditional release of the indemnified party from all liability that may arise out of such action, (ii) there is no finding or admission of any violation of law or any violation of the rights of any person which is not fully remedied by the payment referred to in clause (iii) below and such compromise or settlement does not have any adverse effect on any other claims that may be made by or against the indemnified party, and (iii) the sole relief provided is monetary damages that are paid in full by the indemnifying party, (2) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld) and (3) the indemnified party will reasonably cooperate with the indemnifying party in the defense of such action. If notice is given to an indemnifying party of the commencement of any action and it does not, within 15 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnified party may assume the defense of such action with counsel reasonably acceptable to the indemnifying party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such action, but the indemnifying party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). All reasonable fees of counsel and costs of litigation of the indemnified party which are required to be paid by any indemnifying party pursuant to this Section 8 will be paid by the indemnifying party as incurred.

9. Stock Consideration Adjustment. The Stock Consideration shall be subject to reduction after the Closing in the event that gross revenues of Mercury and the Surviving Corporation on a combined basis during the calendar year ending on December 31, 1998 ("Reference Gross Revenues") are less than $2,880,000 (the "Threshold Amount"), as determined in accordance with this Section 9.

         (a) Reference Financial Statements. As promptly as practicable after December 31, 1998, but in any event on or before March 31, 1999, X-ceed shall deliver or cause to be delivered to the Shareholders, at the sole cost and expense of X-ceed, audited special purpose financial statements of Mercury and the Surviving Corporation on a combined basis for the twelve-month period ending on December 31, 1998, consisting of a balance sheet and income statement setting forth the amount of Reference Gross Revenues (the "Reference Financial Statements"), prepared by X-ceed's independent certified public accountants (the "Independent Accounting Firm") in accordance with United States generally accepted accounting principles and practices as in effect from time to time and consistently applied ("GAAP"). The Reference Financial Statements shall be deemed to be and shall be final, conclusive and binding on the parties hereto, except that the Shareholders may dispute the computation of Reference Gross Revenues on the basis that the amount thereof was not arrived at in conformity with GAAP.

         (b) Adjustment. In the event that a final determination is made that Reference Gross Revenues are less than the Threshold Amount, then and in such event (1) the number of X-ceed Common Shares constituting the Stock Consideration shall be reduced by an amount (the "Adjustment Amount"), not to exceed the number of X-ceed Common Shares constituting the Stock Consideration, equal to (i)(A) .035 multiplied by (B) a fraction, the numerator of which is the amount by which the amount of Reference Gross Revenues is less than the Threshold Amount and the denominator of which is 100,000, multiplied by (ii) the number of X-ceed Common Shares equal to $7.52 million divided by the average of the closing bid price and asked price of each share of X-ceed Common Stock as quoted on the NASDAQ SmallCap Market at the close of business on the five (5) business days immediately preceding the Closing Date, (2) the Exchange Factor shall be reduced with reference to the amount of the Stock Consideration minus the Adjustment Amount (the "Adjusted Stock Consideration"), and (3) promptly after written notice from X-ceed to the Shareholders, the Shareholders shall surrender the X-ceed Stock Certificates (as defined in Section 11(b) hereof) in exchange for replacement certificates representing an aggregate number of X-ceed Common Shares equal to the Adjusted Stock Consideration. Set forth on Schedule 9(b) is an example of how the Adjustment Amount would be computed. Any provisions of this Section 9 to the contrary notwithstanding, in no event shall the value of the Stock Consideration, valued at the Closing, (a) be less than fifty (50%) percent of the total consideration, or (b) be adjusted in excess of fifty (50%) percent of the total number of shares of the Stock Consideration. However, in the event that the Adjusted Stock Consideration is more than fifty (50%) of the Stock Consideration than in such event X-ceed, at its election, has the right to rescind the transaction and cancel the issued and outstanding shares.

         (c) No Cash Adjustment. Nothing contained in this Section 9 is intended or shall be deemed to (1) reduce or adjust the amount of the Cash Consideration or the Per Share Cash Consideration payable at Closing, or (2) require any payment or reimbursement by any of the Shareholders on account of any dividends or other distributions received by them in respect of the X-ceed Common Shares issued to them at Closing, regardless of any subsequent adjustment of the Stock Consideration.

10. Termination and Abandonment. This Agreement may be terminated and the Merger provided for by this Agreement may be abandoned without liability on the part of any party to the other, on or before the Closing Date:

         (a)      by mutual consent of X-ceed and the Shareholders;

         (b) by X-ceed if any of the conditions provided for in Section 6 of this Agreement have not been met on or before September 30, 1998 and have not been waived by X-ceed in writing; or

         (c) by the  Shareholders  if any  of  the  conditions  provided  for in
Section 7 of this Agreement have not been met on or before September 30, 1998 and have not been waived by the Shareholders in writing.

         In the event of termination and abandonment by any party, as above provided in this Section 10, prompt written notice shall be given to the other party.

11. Closing Date. The closing with respect to the transactions contemplated hereunder (the "Closing") shall take place at the offices of McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York, at 10:00 a.m. local time on September 8, 1998, or at such earlier date as may be set by X-ceed, on at least two (2) days' prior written notice to the Shareholders. The date on which the Closing takes place is sometimes referred to in this Agreement as the "Closing Date." At the Closing, the following deliveries shall be made:

         (a)      The Shareholders shall deliver to X-ceed the following:

         a certificate of fulfillment of conditions signed by the President and Treasurer of Mercury, referred to in subsection (e) of Section 6 hereof;

         the opinion of counsel for  Mercury,  described  in  subsection  (f) of
Section 6 hereof;

         certificates  of good standing and telegram,  referred to in subsection
(g) of Section 6 hereof;

         certificates representing all of Mercury Stock as set forth in Section 1(a) hereof;

         consents of any party to any lease or contract whose consent is required by reason of the transactions contemplated by this Agreement;

         estoppel certificates from the landlord which provide that Mercury is not in default and no event has occurred, which, with notice or the passage of time, would constitute a default by Mercury;

         employment agreements in accordance with Section 7(d); and

         such other and further documents, instruments and certificates not inconsistent with the provisions of this Agreement, executed by Shareholders as X-ceed shall reasonably require to carry out and effectuate the purposes and terms of this Agreement.

(b) X-ceed shall deliver to the Shareholders the following:

(1) stock certificates (the "X-ceed Stock Certificates") representing the number of X-ceed's Common Shares provided for in Section 1(f);

(2)      the Cash Consideration, in the form specified in Section 1(h); and

(3)      employment agreements in accordance with Section 7(d).

12.      Post-Closing Covenants.

         (a) Directors. X-ceed covenants and agrees with the Shareholders as follows: (1) X-ceed shall cause two persons designated by the Shareholders from time to time to serve on X-ceed's Management Board; and (2) X-ceed shall cause the persons designated by Mercury's pre-Merger Board of Directors pursuant to
Section 1(d) to be elected to the Board of Directors of the Surviving Corporation, and shall cause such persons and their successors to be replaced from time to time by persons designated by the Shareholders. Notwithstanding anything to the contrary contained in this Agreement, the foregoing covenants and agreements shall survive indefinitely the Closing Date.

         (b) Audited Statements. The Shareholders covenant and agree with X-ceed as follows: As soon as practical after Closing, but in no event later than 50 days after Closing, the Shareholders or their agent shall deliver to X-ceed audited financial statements of Mercury for the year ended December 31, 1997 and unaudited financial statements for the six months ended June 30, 1998, prepared in conformity with generally accepted accounting principles consistently applied, provided that X-ceed shall pay directly or reimburse the Shareholders for (in either case upon demand by the Shareholders) all fees, costs and expenses incurred in connection with the preparation and delivery of such financial statements.

         (c) Minimum Capital Contributions. X-ceed covenants and agrees with the Shareholders that X-ceed shall make minimum capital contributions to the Surviving Corporation as follows, without regard to the results of operations or the financial performance of the Surviving
Corporation during the applicable periods: (1) after the Closing Date during the 1998 calendar year, not less than $300,000; and (2) during the 1999 calendar year, not less than $750,000 and, in connection with the minimum capital contributions, the Promissory Note and Guarantee executed by Robert Risse on September 1, 1998 shall be forgiven.

         (d) Historic Business Operations. X-ceed covenants to cause the Surviving Corporation to continue Mercury's historic business within the meaning of Treasury Regulation Section 1.368- 1(d).

13. Brokerage. The Shareholders represent and warrant that they have not engaged the services of any broker or finder hereunder, and agree to indemnify and hold X-ceed harmless against any claim for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming a right to the same because engaged by the Shareholders. X-ceed represents and warrants to the Shareholders that it has not engaged the services of any broker or finder in connection with the transactions herein provided for and agrees to indemnify and hold harmless Shareholders against any claims for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any other person, firm or corporation claiming a right to the same because engaged by X-ceed or its subsidiaries.

14.      Investment Representation.

         (a) Each Shareholder agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of, or offer to dispose of, the Common Stock, unless the Common Stock has been registered under the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws or such registration is not required in the opinion of counsel for the Shareholders reasonably acceptable to X-ceed. Any routine sale of the Common Stock may require compliance with some exemption under the Act prior to resale.

         (b) Each of the Shareholders represents that (1) he is acquiring the X-ceed Common Shares after having made adequate investigation of the business, finances and prospects of X-ceed; (2) he has been furnished any information and materials relating to the business, finances and operation of X-ceed and any information and materials relating to the X-ceed Common Shares which he has requested; and (3) he has been given an opportunity to make any further inquiries desired of the management and any other personnel of X-ceed and has received satisfactory responses to such inquiries. Each of the Shareholders has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in X-ceed. Each of the Shareholders acknowledges that each X-ceed Stock Certificate will bear the following legend:

         The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The Shares have been acquired for investment and may not be offered, sold or otherwise transferred in the absence of an effective Registration Statement for the Shares under the Securities Act of 1933, as amended, or a prior opinion of counsel satisfactory to the issuer, that registration is not required under that Act.

15. Restriction on Negotiation. The Shareholders agree that until the earlier of
(a) the Closing Date, (b) the termination of this Agreement in accordance with its terms, or (c) September 30, 1998, neither Mercury nor the Shareholders will (1) solicit, initiate, or encourage the submission of any proposal or offer from any person, or enter into or consummate any transactions, relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Mercury (other than sales of inventory in the ordinary course of business) (including any acquisition structured as a merger, consolidation, or share exchange) or (2) participate in any negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any persons to do or seek to do, any of the foregoing. Mercury and the Shareholders will promptly notify X-ceed in writing if any person makes any written proposal, offer, inquiry, or contact with respect to any of the foregoing. Mercury shall immediately cease any existing negotiations with any person (other than X-ceed) conducted heretofore with respect to any of the foregoing.

16.      Miscellaneous.

         (a) Nature and Survival of Representations. All statements contained in any certificate, instrument, schedule or document executed and delivered by any of the parties pursuant to the terms of this Agreement shall be deemed representations and warranties by the respective parties hereunder. All representations and warranties made by the parties each to each other in this Agreement or pursuant hereto shall survive, except to the extent waived in writing by the parties hereto, the consummation of the transactions contemplated by this Agreement to the extent provided in Section 5, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them. Each Schedule delivered in accordance with this Agreement shall be deemed to include and refer to every other Schedule hereto.

         (b) Entire Agreement. This Agreement, together with the Schedules and Exhibits delivered pursuant to this Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every and any nature between them, and no party shall be bound by any condition, definition, warranty, or representation, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby. This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

         (c) Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors in interest of the respective parties hereto.

         (d) Laws Governing. This Agreement shall be construed and interpreted according to the law of the State of New York as applied to contracts executed and performed in the State of New York, without regard to principles of conflicts of law.

         (e) Assignment. This Agreement shall not be assigned by the Shareholders or X-ceed except by operation of law; provided, however, that each of the Shareholders shall have the right to have any or all of his or her X-ceed Common Shares issued by X-ceed at Closing in the name of one or more third parties designated by such Shareholder, subject to the terms and conditions of
Section 1(h).

         (f) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or overnight courier, if telecopied or if mailed, certified or registered mail, with first-class postage paid, in each case addressed as follows: (a) if to the Shareholders, or any of them, to such of the Shareholders c/o Mercury Seven, Inc., 55 John Street, 8th Floor, New York, New York 10038, Telecopy No.: (212) 962-7784, or to such other person and place as the Shareholders shall furnish to X-ceed in writing, with a copy to Paul R. McMenamin, Berkovich and McMenamin, 500 Fifth Avenue, 29th Floor, New York, New York 10110, Telecopy No.:(212) 768-7215 ; and (b) if to X-ceed, to Mr. Werner Haase, X-ceed, Inc., 444 Madison Avenue, New York, New York 10022, Telecopy No.:
(212) 308-0646, or to such other person and place as X-ceed shall furnish to the Shareholders in writing, with a copy to Richard J. Blumberg, Esq., McLaughlin & Stern, LLP, 260 Madison Avenue, New York, New York 10016, Telecopy No.: (212) 448-0066. All notices shall be deemed given upon receipt.

         (g) Further Instruments. Each of the parties hereto will, on and after the Closing Date, execute and deliver or cause to be executed and delivered such other documents as the other parties hereto may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

         (h) Counterparts.  This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (i) Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         (j) Expenses. Except as otherwise provided in this Agreement, X-ceed, on the one hand, and the Shareholders and Mercury on the other hand, shall bear their own respective expenses, including professional fees, incurred in connection with this Agreement, provided, however, that all fees, costs and expenses incurred in connection with the preparation of Mercury's audited financial statements for the calendar year ended December 31, 1997 and unaudited financial statements for the six months ended June 30, 1998 shall be paid by X-ceed, and provided however, that, in the event, the Merger Transaction is not consummated for any reason, X-ceed will reimburse Mercury $25,000 of Mercury's legal costs incurred in connection with the contemplated Merger Transaction.

         (k) Confidentiality. Each party shall maintain the existence of this Agreement and the terms and conditions described herein ("Confidential Information") strictly confidential. No party may disclose any Confidential Information to any third party (other than to its legal, accounting or financial advisors) without the prior consent of the other party. Any press release will be subject to the prior consent of the parties. However, the parties acknowledge that X-ceed shall have the right to make any press release or other disclosure required to be made by X-ceed, in its discretion, in order for it to comply with any federal or state securities laws and that the contents of such disclosure shall be at X-ceed's discretion; provided, however, that X-ceed shall deliver a copy thereof to the Shareholders prior to its release or disclosure, and shall consult with the Shareholders concerning the contents thereof.

         (l) Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    X-CEED, INC.

                                    By: /s/ Werner Haase
                                    Name: Werner Haase
                                    Title: Chief Executive Officer


                                    X-CEED MERGER, INC.

                                    By: /s/ Werner Haase
                                    Name: Werner Haase
                                    Title: President


                                    MERCURY SEVEN, INC.

                                    By: /s/ Robert J. Risse
                                    Name: Robert J. Risse
                                    Title: Chief Executive Officer


                                    SHAREHOLDERS:

                                    /s/ Kevin Labick
                                    KEVIN LABICK, Individually

                                    /s/ Robert Risse
                                    ROBERT RISSE, Individually

                                    /s/ Alan Ginsberg
                                    ALAN GINSBERG, Individually

                                    /s/ Mara Lipacis
                                    MARA LIPACIS, Individually